EXHIBIT 99.1

Southern Cross Acquisition I Corp. Announces the Separate Trading of its Ordinary Shares, Warrants and

Rights, Commencing on July 31, 2026

NEW YORK CITY, NY / ACCESS Newswire / July 29, 2026 / -- Southern Cross Acquisition I Corp. (the “Company”) (Nasdaq: NCO), a blank check company, today announced that, commencing on July 31, 2026, holders of 11,500,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the ordinary shares, warrants, and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “NCOOU.” Any underlying ordinary shares, warrants, and rights that are separated will trade on the NASDAQ under the symbols “NCO,” “NCOOW,” and “NCOOR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Continental Stock Transfer & Trust Company, in order to separate the holders’ Units into ordinary shares, warrants, and rights.

The Units were initially offered by the Company in an underwritten offering. D. Boral Capital LLC acted as the sole book-running manager for the offering. A registration statement on Form S-1 (File No. 333-296723) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 20, 2026. The Offering was made only by means of a prospectus, copies of which may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at +1 (212) 970-5150, by email at dbccapitalmarkets@dboralcapital.com, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Southern Cross Acquisition I Corp.

The Company is a blank check company formed to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s target search will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the expected commencement of separate trading of the Company’s ordinary shares, warrants and rights. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement, preliminary prospectus and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Southern Cross Acquisition I Corp.

Ally Tong Zhang

Chief Executive Officer

allyzhang@southerncross.cc